PUBLIC STORAGE INC.

EXHIBIT 11—STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE

	For the Three Months Ended March 31,
	2004	2003
	(amounts in thousands, except per share data)
Earnings Per Share:
Net income	$69,067	$76,639
Less: Cumulative Preferred Stock Dividends:
9.20% Cumulative Preferred Stock, Series B	—	(1,323)
Adjustable Rate Preferred Stock, Series C	—	(506)
9.50% Cumulative Preferred Stock, Series D	(713)	(713)
10.00% Cumulative Preferred Stock, Series E	(1,372)	(1,372)
9.75% Cumulative Preferred Stock, Series F	(1,401)	(1,401)
8.25% Cumulative Preferred Stock, Series K	(501)	(2,372)
8.25% Cumulative Preferred Stock, Series L	(1,818)	(2,372)
8.75% Cumulative Preferred Stock, Series M	(1,230)	(1,230)
8.60% Cumulative Preferred Stock, Series Q	(3,709)	(3,709)
8.00% Cumulative Preferred Stock, Series R	(10,200)	(10,200)
7.875% Cumulative Preferred Stock, Series S	(2,830)	(2,830)
7.625% Cumulative Preferred Stock, Series T	(2,900)	(2,900)
7.625% Cumulative Preferred Stock, Series U	(2,860)	(2,860)
7.50% Cumulative Preferred Stock, Series V	(3,234)	(3,234)
6.50% Cumulative Preferred Stock, Series W	(2,153)	—
6.45% Cumulative Preferred Stock, Series X	(1,935)	—
6.85% Cumulative Preferred Stock, Series Y	(678)	—
6.25% Cumulative Preferred Stock, Series Z	(508)	—

Total preferred dividends	(38,042)	(37,022)
Allocation of income to preferred shareholders based on redemptions of preferred stock (a)	(3,723)	(2,297)

Total net income allocated to preferred shareholders	$(41,765)	$(39,319)

Total net income allocable to common shareholders	$27,302	$37,320

Allocation of net income to common shareholders by class:
Net income allocable to shareholders of the Equity Stock, Series A	$5,375	$5,375
Net income allocable to shareholders of common stock	21,927	31,945

	$27,302	$37,320

Weighted average common shares and equivalents outstanding:
Basic weighted average common shares outstanding	127,182	124,078
Net effect of dilutive stock options—based on treasury stock method using average market price	1,205	1,154

Diluted weighted average common shares outstanding	128,387	125,232

Basic earnings per common and common equivalent share (a)	$0.17	$0.26

Diluted earnings per common and common equivalent share (a)	$0.17	$0.26

(a)	See Note 2 to the Company’s consolidated financial statements regarding “Net Income per Common Share” and the underlying discussion on Emerging Issues Task Force Topic D-42.

Note: There are no securities outstanding which would have an anti-dilutive effect upon earnings per common share for each of the three months ended March 31, 2004 and 2003.

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